Annual Shareholder Meeting Results

PIMCO Income Strategy Fund held their annual meetings of shareholders on June 30, 2015. Shareholders voted as indicated below.

PIMCO Income Strategy Fund

Election of Craig A. Dawson Class III to serve until the annual Meeting for the 2015 2016 fiscal year
            Withheld
Affirmative Authority
21,857,091  558,862
Election of Deborah A. DeCotis Class II to serve until the annual Meeting for the 2017 2018 fiscal year
1,255       2
Re election of James A. Jacobson Class II to serve until the annual Meeting for the 2017 2018 fiscal year
21,814,778  601,175
Election of Hans W. Kertess Class I to serve until the annual Meeting for the 2016 2017 fiscal year
1,255       2
Election of Alan Rappaport Class II to serve until the annual Meeting for the 2017 2018 fiscal year
21,828,051  587,902

The other members of the Board of Trustees at the time of the meeting, namely, Messrs. Bradford K. Gallagher, William B. Ogden, IV and John C. Maney continued to serve as Trustees of the Fund.
Interested Trustee
Preferred Shares Trustee